UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

UNISYS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	38-0387840
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

801 Lakeview Drive, Suite 100
Blue Bell, Pennsylvania	19422
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:
Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

This Form 8-A/A (Amendment No. 1) is filed by Unisys Corporation, a Delaware corporation (the “Company”) to reflect the expiration of the Company’s stock purchase rights (the “Rights”) registered on the Registration Statement on Form 8-A filed by the Company on February 6, 2020.

Item 1. Description of Registrant’s Securities to be Registered.

On August 4, 2020, the Company entered into Amendment No. 1 (the “Amendment”) to the Tax Asset Protection Plan, dated as of February 5, 2020 (the “Plan”), between the Company and Computershare Inc., as Rights Agent.

The Amendment changes the expiration time of the Rights issued under the Plan from 5:00 p.m., New York City time on February 5, 2021 to 5:00 p.m., New York City time on August 4, 2020, and had the effect of terminating the Plan at that time. At such time, all of the Rights distributed to the holders of the Company’s common stock pursuant to the Plan expired.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which was filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q, filed on August 4, 2020, and is incorporated herein by reference.
Item 2. Exhibits.

Exhibit No.	Description
4.1	Tax Asset Protection Plan, dated as of February 5, 2020, between Unisys Corporation and Computershare Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on February 6, 2020).
4.2	Amendment No. 1 to the Tax Asset Protection Plan, dated as of August 4, 2020, between Unisys Corporation and Computershare Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Quarterly Report on Form 10-Q, filed on August 4, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Unisys Corporation

Date: August 4, 2020	By:	/s/ Gerald P. Kenney
Gerald P. Kenney
Senior Vice President, General
Counsel and Secretary